UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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VIAD CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

April 5, 2006

Dear Viad Corp Fellow Shareholder:

Our 2006 Annual Meeting of Shareholders will be held on Tuesday, May 16, at 9:00 a.m., in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona. The meeting will begin promptly at 9:00 a.m., so please plan to arrive early.

The formal notice of the meeting is on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking.

Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Corporation and for a discussion of the business to be considered at the meeting as explained in the notice and proxy statement.

Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may vote your shares by the internet or telephone as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Sincerely,

Robert H. Bohannon	Paul B. Dykstra
Chairman of the Board	President and Chief Executive Officer

Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 5, 2006

To Viad Corp Shareholders:

We will hold the Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona, on Tuesday, May 16, 2006, at 9:00 a.m., Mountain Standard Time. The purpose of the meeting is to:

1.             Elect three directors to Viad’s Board of Directors, each for a three-year term;

2.             Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2006; and

3.             Consider any other matters which may properly come before the meeting and any adjournments.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record of common stock at the close of business March 23, 2006, are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for ten days prior to the meeting at Viad’s principal executive offices at the address listed above.

Our 2005 Annual Report, including financial statements, is included with your proxy materials.

To assure your representation at the meeting, please vote your shares by telephone, the internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

SCOTT E. SAYRE
Vice President-General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP

1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual Meeting	Tuesday, May 16, 2006 9:00 a.m., Mountain Standard Time	The Ritz-Carlton Phoenix 2401 East Camelback Road, Ballroom Phoenix, Arizona

Agenda	1. Elect three directors.
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2006.
3. Any other proper business.
Proxies Solicited By	The Board of Directors of Viad Corp.
First Mailing Date	We anticipate mailing the proxy statement on April 5, 2006.
Record Date	March 23, 2006. On the record date, we had 22,186,395 shares of our common stock outstanding.
Voting

If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, or by internet or automated telephone voting, or by proxy.

Proxies

We will vote signed returned proxies “FOR” the Board’s director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2006, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under “Voting Procedures/Revoking Your Proxy.”
Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The Board of Directors of Viad consists of nine persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and persons are elected to that class for a term of three years. Three directors are to be elected at this year’s annual meeting.

Director Nominees

The Board of Directors has nominated Daniel Boggan Jr., Robert H. Bohannon and Robert E. Munzenrider for election at the annual meeting. These nominees are currently members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2009. Information about the director nominees is presented below.

Daniel Boggan Jr.

Retired consultant to Seibert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading, and financial advisory services, since 2003. Mr. Boggan served as Senior Vice President of the National Collegiate Athletic Association, a voluntary organization which governs college and university athletic programs, from 1996 through his retirement in August 2003. He is the Chair of two national not-for-profit organizations, the National Writing Project and National Youth Sports Corporation. Mr. Boggan is also a trustee of The California Endowment, Albion College and Alliant International University, and a director of Payless ShoeSource, Inc. and The Clorox Company. Age 59. Director since February 2005.

Robert H. Bohannon

Chairman of the Board of Viad Corp effective April 1, 2006, and Chairman, President and Chief Executive Officer since 1997, and President and Chief Operating Officer from 1996. Prior thereto he was President and Chief Operating Officer of Travelers Express Company, Inc., a former subsidiary of Viad, from 1993. Mr. Bohannon is also a director of MoneyGram International, Inc. Age 61. Director since 1996.

Robert E. Munzenrider

Retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claim processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider is also a director of CABG Medical, Inc. and ATS Medical, Inc. Age 61. Director since July 2004.

The Board of Directors recommends that you vote “FOR” these director nominees.

Directors Continuing in Office

Information about the six directors continuing in office until expiration of their designated terms is presented below.

For Terms Expiring at the 2007 Annual Meeting:

Isabella Cunningham

Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, 1983 to present. Dr. Cunningham is the Chair of the Department of Advertising at The University of Texas at Austin since 2001 and a Professor of Advertising with the University since 1981. She also serves or is a member of many university and community organizations. Age 63. Director since December 2005.

Jess Hay

Chairman of the Texas Foundation for Higher Education, a non-profit organization dedicated to promoting higher education in the State of Texas, a position that he has held since 1987. Mr. Hay was formerly the Chairman and Chief Executive Officer of Lomas Financial Group, a financial services business that provided retail and mortgage banking, real estate development, commercial loans and credit card services, from which he retired in December 1994. He is also a director of MoneyGram International, Inc. and Trinity Industries, Inc. He retired as a director of Exxon Mobil Corporation in 2001 and of SBC Communications Inc. in 2004. Age 75. Director since 1981.

Albert M. Teplin

Economist and  since 2003 has served as a consultant to the Board of Governors of the Federal Reserve System, European Central Bank, the U.S. Department of Commerce and the International Monetary Fund. Dr. Teplin served as Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to October 2003 and was Chief, Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. He is also a director of MoneyGram International, Inc. Age 60. Director since February 2003.

For Terms Expiring at the 2008 Annual Meeting:

Wayne G. Allcott

Vice President-Arizona of U S West Corporation from 1995 to 2000 when he retired in connection with the merger of U S West (a former local and long distance telecommunications and high-speed data transmission services company) with Qwest Corporation, which provides similar services. Mr. Allcott was appointed in 2000 by the Governor of Arizona to head the Governor’s Council on Workforce Development Policy for a two-year term. He is currently active with various non-profit organizations in Arizona and is a director of Mountain Telecommunication, Inc., a telecommunication carrier serving business, government and educational organizations throughout the State of Arizona. Age 63. Director since July 2004.

Paul B. Dykstra

President and Chief Executive Officer of Viad Corp effective April 1, 2006, and prior thereto, Chief Operating Officer since January 1, 2006. He was President and Chief Executive Officer of GES Exposition Services, Inc., a subsidiary of Viad, since 2000; prior thereto, Executive Vice President-International and Corporate Development since 1999; and prior thereto, Executive Vice President-General Manager or similar executive positions since 1994 with Travelers Express Company, Inc., a former subsidiary of Viad. Age 44. Director since January 2006.

Judith K. Hofer

Retired President and Chief Executive Officer of May Merchandising/MDSI, a May Department Stores Company, from 2000 to 2002, and thereafter a consultant to the May Department Stores Company from 2002 to 2005. Prior thereto, Ms. Hofer served as President and Chief Executive Officer of Filene’s, a division of The May Department Stores Company, from 1996 to 2000. She is also a director of MoneyGram International, Inc. and Payless ShoeSource, Inc. Age 66. Director since 1984.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

In accordance with applicable law and the Bylaws of Viad, the business and affairs of Viad are managed under the direction of our Board of Directors. The system of governance practices followed by Viad is set forth in the Corporate Governance Guidelines and the charters of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to the duties of the Board, its operations and committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession, and annual Board evaluation.

The Corporate Governance Guidelines and committee charters, as well as the Code of Ethics applicable to Viad’s directors, officers and employees, may be viewed on Viad’s website at www.viad.com/governance.htm, and are available in print upon request to the Corporate Secretary of Viad at the address listed on page 1. The charter of the Audit Committee is attached to this proxy statement at Annex A. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and to timely comply with all laws and the listing standards of the New York Stock Exchange (“NYSE”) that are applicable to corporate governance.

Board Committees and Director Independence

The Board maintains three standing committees to assist in fulfilling its responsibilities: Audit Committee, Corporate Governance and Nominating Committee, and Human Resources Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by the Board in February 2006, within the meaning of the NYSE listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards. The director independence section of the Corporate Governance Guidelines is attached to this proxy statement as Annex B.

Name	Audit	Corporate Governance and Nominating	Human Resources	Independent Director
Mr. Allcott		Member		yes
Mr. Boggan			Member	yes
Mr. Bohannon				no
Dr. Cunningham		Member		yes
Mr. Dykstra				no
Mr. Hay	Member		Chair	yes
Ms. Hofer	Member	Chair	Member	yes
Mr. Munzenrider	Member	Member		yes
Dr. Teplin	Chair		Member	yes

Total meetings in 2005	12	4	6

The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Committee also is responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, Viad’s Corporate Governance Guidelines and the compensation and benefits of non-employee directors. In connection with these responsibilities, the Committee has sole authority to retain and terminate any search firm or compensation consultant to identify director candidates or to assist in the evaluation of director compensation.

Audit Committee.   The Audit Committee appoints our independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements, and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee.

The Board has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.

Human Resources Committee.   The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of the Chief Executive Officer, approves salaries and compensation of executive officers, and approves incentive compensation targets and awards under various compensation plans and programs of Viad. The Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or senior executive compensation.

Board Meetings and Annual Shareholder Meeting

Under Viad’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular and four special meetings during 2005. Each director attended at least 88% of his or her Board and committee meetings in 2005. All directors were in attendance at the 2005 annual meeting of shareholders, except Dr. Cunningham, who joined the Board in December 2005. Mr. Dykstra, who joined the Board in January 2006, was in attendance at the 2005 annual meeting in his capacity at the time as President and Chief Executive Officer of GES Exposition Services, Inc., a wholly owned subsidiary of Viad.

Meetings of Non-Management Directors and Presiding Director

The Board held four executive sessions of the independent, non-management directors in 2005 and regular executive sessions of the non-management directors have been scheduled for 2006. Mr. Hay was designated by the Board as the Presiding Director of Viad to serve for the period beginning May 17, 2005, and ending December 31, 2006, or at such other time as his successor is chosen by action of the non-management directors of Viad.

Director Nominations

As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter to employ a third party search firm to assist it in identifying candidates for director. A shareholder who wishes to recommend a prospective nominee for the Board should notify Viad’s Corporate Secretary in writing at the address first listed on page 1 of this proxy statement. Any such recommendation should include:

•       the name and address of the candidate;

•       a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below; and

•       the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Committee will review the qualifications of any person properly nominated by a shareholder in accordance with Viad’s Bylaws relating to shareholder proposals as described in “Submission of Shareholder Proposals, Director Nominations and Other Information” on page 27 below.

When the Committee reviews a potential nominee, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and Viad at that time given the then current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills, and experience in the context of the current needs of the Board. In addition, director nominees should have high personal and professional ethics, integrity and values and be committed to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the New York Stock Exchange for populating the Audit, Human Resources and Corporate Governance and Nominating Committees.

Viad will deliver a questionnaire to a director candidate properly nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee.

Communication with Non-Management Directors and the Board of Directors

Interested parties may communicate directly with non-management directors and/or with the Board by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 800, Phoenix, Arizona 85004-4545, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.

Compensation of Directors

Directors who are also officers or employees of Viad (only Messrs. Bohannon and Dykstra) do not receive any special or additional remuneration for service on the Board or any of its committees. Each non-employee director receives compensation for service on the Board and any of its committees as provided below.

Retainers and Fees.   Non-employee directors receive an annual retainer of $30,000. Committee chairmen receive an additional annual retainer of $5,000, except for the Audit Committee Chairman who receives an additional annual retainer of $10,000. Non-employee directors also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors will be reimbursed for all expenses related to their service as directors.

Deferred Compensation Plan.   Viad no longer has a deferred compensation plan for directors. In connection with the spin-off of MoneyGram (discussed below), all liabilities under the Deferred Compensation Plan for directors were transferred to MoneyGram. Deferred accounts under such plan can no longer receive additional contributions, but are credited by MoneyGram quarterly with dividend equivalents in the case of stock unit accounts and interest at a long-term medium-quality bond rate in the case of cash accounts. Deferred amounts in the accounts are payable after a director ceases to be a member of Viad’s Board.

Option and Restricted Stock Grants.   Non-employee directors received a grant in February 2005 of 1,000 shares of restricted stock and an option to purchase 2,500 shares of Viad common stock at an exercise price of $26.47, the average of the high and low selling prices on the day of grant. Non-employee directors who took office subsequent to February 2005 received an initial grant of an option to purchase 2,500 shares of Viad common stock and a pro rata grant of 2,500 options based on the date of election and the next regularly scheduled February grant of options. Restricted stock will vest three years from the date of grant, with pro rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period, provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements, or, at the discretion of the Human Resources Committee, in the event services are terminated due to unforeseen hardship or circumstances beyond the control of the director and such termination of services is at least six months after the date of grant. Full vesting would also occur upon expiration of the three-year period if a director has terminated service due to unforeseen hardship or circumstances beyond the director’s control. Stock options granted in 2005 were for a term of seven years and become exercisable in annual increments of twenty percent beginning one year after the grant date and fully exercisable after five years from the grant date. In February 2006, the equity compensation package for non-employee directors was modified to consist entirely of 2,000 shares of restricted stock (versus a combination of restricted stock and options). Non-employee directors who take office after the restricted stock grant in February of each year will receive a pro rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.

Matching Gift Program.   Non-employee directors may participate in the Directors’ Matching Gift Program. The program provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax exempt status under Section 501(c)(3) of the Internal Revenue Code.

Other Benefits.   We provide non-employee directors with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business.

Corporate Governance and Nominating and Human Resources Committees Interlocks and Insider Participation

Viad is not aware of any interlocking relationships between any member of Viad’s Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

SPIN-OFF OF MONEYGRAM INTERNATIONAL, INC.

The beneficial ownership, executive compensation and stock performance information presented in this proxy statement reflects the effects of the one-for-four reverse stock split that occurred, and the

MoneyGram stock dividend (where indicated) that was distributed, in connection with the tax-free spin-off of Viad’s previously owned subsidiary, MoneyGram International, Inc. (“MoneyGram”) on June 30, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF VIAD

Ownership Guidelines for Directors and Officers

We believe it is important to align the financial interests of our directors and officers with those of our shareholders. Guidelines have been adopted which specify the minimum amount of stock that directors and officers are expected to own on a direct basis, meaning stock or stock units which are subject to market risk, not simply held under option. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock. The guidelines call for each officer to own stock or stock units which have a value within a range of one and one-half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own stock which has a value equal to five times the annual retainer payable to a director. Longer tenured directors have met their goals and the remainder are working toward meeting their goals. The majority of our executive officers have met or exceeded their goals, and the remainder are making significant annual progress.

Security Ownership of Management

The first table below provides information concerning the beneficial ownership of our common stock by directors and executive officers of Viad, individually and as a group. The second table provides more detailed information concerning director ownership of Viad common stock, options to purchase common stock and stock units. Information in the ownership tables is as of March 23, 2006.

Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Executive Officers
Robert H. Bohannon	475,833	2.1%
Paul B. Dykstra	91,667	*
Kimbra A. Fracalossi	88,844	*
Ellen M. Ingersoll	53,057	*
G. Michael Latta	11,346	*
David G. Morrison	32,523	*
Suzanne Pearl	47,317	*
Kevin M. Rabbitt	17,353	*
Scott E. Sayre	60,292	*
Independent Directors
Wayne G. Allcott	7,528	*
Daniel Boggan Jr.	4,500	*
Isabella Cunningham	2,000	*
Jess Hay	18,383	*
Judith K. Hofer	29,161	*
Robert E. Munzenrider	5,028	*
Albert M. Teplin	7,125	*
All Directors and Executive Officers as a Group	951,957	4.2%
(16 persons total)

*                     Less than one percent.

1                       Includes: 120,289 shares of performance-based restricted stock granted in 2004 through 2006; 203,375 shares of restricted stock which will vest in three years from the date of grant; and 448,026 shares of common stock subject to stock options which were exercisable as of March 23, 2006, or within 60 days thereafter, by the directors and executive officers listed above. Performance-based restricted stock granted in 2004 vested one-third in 2005, one-third in 2006, and the balance will vest on January 1, 2007 because specific performance targets were achieved (at target levels for executives other than an executive who earned only a portion of the award based on achievement of performance goals at less than target levels). One-third of the performance-based restricted stock granted in 2005 vested in 2006 because specific performance targets were achieved (at target levels for executives other than an executive who earned only a portion of the award based on achievement of performance goals at less than target levels). The payout of the remaining 2005 performance-based restricted stock will occur in one-third increments each year over the next two years on January 1.

Name	Year First Elected	Beneficial Ownership[1]	Unexercisable Options	Stock Units[2]	Total
Wayne G. Allcott	2004	7,528	8,112	—	15,640
Daniel Boggan Jr.	2005	4,500	4,000	—	8,500
Robert H. Bohannon	1996	475,833	12,000	—	487,833
Isabella Cunningham	2005	2,000	3,125	—	5,125
Paul B. Dykstra	2006	91,667	3,285	—	94,952
Jess Hay	1981	18,383	2,750	14,968	36,101
Judith K. Hofer	1984	29,161	2,750	14,558	46,469
Robert E. Munzenrider	2004	5,028	8,112	—	13,140
Albert M. Teplin	2003	7,125	2,750	403	10,278
Totals		641,225	46,884	29,929	718,038

1                       Beneficial ownership includes common stock owned plus common stock that a director can acquire at March 23, 2006, or within 60 calendar days thereafter, through the exercise of stock options. Ownership of common stock, excluding exercisable options, is as follows: Mr. Allcott, 5,500; Mr. Boggan, 3,500; Mr. Bohannon, 241,162 (including 57,850 shares of performance-based restricted stock and 97,500 shares of restricted stock); Dr. Cunningham, 2,000; Mr. Dykstra, 58,479 (including 13,797 shares of performance-based restricted stock and 23,200 shares of restricted stock); Mr. Hay, 6,558; Ms. Hofer, 17,336; Mr. Munzenrider, 3,000; and Dr. Teplin, 3,625.

2                       The term “Stock Units” represents stock units held under the Deferred Compensation Plan for directors which were transferred to MoneyGram at the time of the spin-off of MoneyGram. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of Viad common stock. Viad does not currently provide a deferred compensation plan for directors or executive officers.

Security Ownership of Certain Beneficial Owners

The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Pzena Investment Management, LLC 120 West 45th Street, 34th Floor, New York, NY 10036	2,464,086[1]	11.0%
Marathon Asset Management LLP 5 Upper St. Martins Lane, London, UK WC2H 9EA	2,346,000[2]	10.5%
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,612,752[3]	7.1%
T. Rowe Price Mid-Cap Growth Fund, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,250,000[3]	5.5%
Viad Corp Employees’ Stock Ownership Plan and Trust (ESOP) 1850 North Central Avenue, Suite 800, Phoenix, AZ 85004-4545	1,168,423[4]	5.2%

1                       Pzena Investment Management, LLC filed on February 14, 2006 with the SEC a statement on Schedule 13G/A reporting that it has sole dispositive power (directly or indirectly) over all the shares, and has sole voting power over 2,168,707 of these shares.

2                       Marathon Asset Management LLP filed on January 26, 2006 with the SEC a statement on Schedule 13G reporting that it has shared power to vote or to direct the voting of 1,685,600 shares, and shared dispositive power over all of the shares.

3                       T. Rowe Price Associates, Inc. (“T. Rowe Price”) and T. Rowe Price Mid-Cap Growth Fund, Inc. (the “Fund”) filed on February 15, 2006 with the SEC a joint statement on Schedule 13G/A. T. Rowe Price requested that the following statement be made in this proxy statement concerning the Schedule 13G/A: “These securities are owned by various individuals and institutional investors, including the Fund (which owns 1,250,000 shares, representing 5.5% of the shares outstanding), which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.” T. Rowe Price has, per Schedule 13G/A, sole dispositive power (directly or indirectly) over all the shares, and has sole voting power over 244,425 of such shares and no shared voting power, and T. Rowe Price Mid-Cap Growth Fund, Inc. has sole dispositive power (directly or indirectly) over none of the shares, and has sole voting power over all of the shares.

4                       Viad Corp Employees’ Stock Ownership Plan and Trust (ESOP) filed on February 14, 2006 with the SEC a statement on Schedule 13G reporting that it (directly or indirectly) has sole dispositive power and sole voting power over all the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors, and beneficial owners of more than 10% of Viad’s common stock, to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the New York Stock Exchange. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the New York Stock Exchange. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners complied with the Section 16(a) reporting requirements in 2005.

Certain Relationships and Related Transactions

Four members of the Viad Board are members of the Board of Directors of MoneyGram, and the Chairman of Viad is also the Chairman of MoneyGram. Prior to the spin-off of MoneyGram on June 30, 2004, there were transactions in the ordinary course between Viad and Travelers Express Company, Inc., a subsidiary of MoneyGram, as well as transactions pursuant to the Separation and Distribution, Employee Benefits, Tax Sharing and Interim Services Agreements (“Spin-off Agreements”) that were executed by the companies in connection with the spin-off of MoneyGram. Following the spin-off, transactions occurred in 2004 and 2005 and will continue in 2006 between Viad and MoneyGram as provided in the Spin-off Agreements. In January 2005, the companies entered into an agreement whereby Viad sold a 50% interest in its corporate aircraft to MoneyGram, and in January 2006 Viad sold its remaining 50% interest in the corporate aircraft to MoneyGram.

The Audit Committee Report, Human Resources Committee Report and Shareholder Return Performance Graph contained in this proxy statement will not be incorporated by reference into any present or future filings we make with the Securities and Exchange Commission, even if those reports incorporate all or any part of this proxy statement.

AUDIT COMMITTEE REPORT

The Committee

The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and independent auditors, and (4) the compliance by Viad with legal and regulatory requirements.

Meetings and Responsibilities

The Committee met twelve times in 2005. Committee members are also available to consult with management and with the Corporation’s independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and external independent auditors. The Committee receives and discusses their reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.

Financial Statements Recommendation

The Committee recommended that the audited financial statements of Viad for 2005 be included in Viad’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2006. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•       Reviewed and discussed the audited financial statements of Viad with management;

•       Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded; and

•       Received written disclosures from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, and discussed with the independent auditors the independent auditors’ independence.

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate and in accordance with generally accepted accounting principles. Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2005 be included in Viad’s annual report, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of Viad.

Disclosure Controls and Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting.

During 2005 and through the filing of Viad’s 2005 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept apprised of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings. The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 2 of the Public Company Accounting Oversight Board (PCAOB). That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting. The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting.

AUDIT COMMITTEE
Albert M. Teplin, Chairman
Jess Hay
Judith K. Hofer
Robert E. Munzenrider

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing, for the five-year period ended December 31, 2005, the yearly percentage change in the cumulative total shareholder return on Viad’s common stock to the cumulative total return of the Standard & Poor’s SmallCap Diversified Commercial and Professional Services Index, Standard & Poor’s SmallCap 600 Index, Russell 2000 Index and Standard & Poor’s 500 Index.

The graph below assumes $100 was invested on December 31, 2000 in Viad common stock, Standard & Poor’s SmallCap Diversified Commercial and Professional Services Index, Standard & Poor’s SmallCap 600 Index, Russell 2000 Index and Standard & Poor’s 500 Index with reinvestment of all dividends, including Viad’s distribution to shareholders of MoneyGram common stock on June 30, 2004 as part of the spin-off of MoneyGram. For purposes of this graph, the MoneyGram distribution was treated as a non-taxable cash dividend that was converted into additional Viad shares at the close of business on July 1, 2004. To calculate the cumulative total shareholder return and provide comparability over all five years shown on the graph below, the number of shares of Viad common stock outstanding and per share data for all years reported in the graph below have been adjusted to reflect the one-for-four reverse stock split effective on July 1, 2004, which occurred immediately after the MoneyGram spin-off.

Comparison of Five-Year Cumulative Total Return
(Includes cash value of June 30, 2004 MoneyGram spin-off
dividend and reflects July 1, 2004 one-for-four reverse stock split)

	Dec. ‘00	Dec. ‘01	Dec. ‘02	Dec. ‘03	Dec. ‘04	Dec. ‘05
Viad Corp	$100.00	$104.47	$100.03	$113.64	$129.34	$133.33
S&P 500	$100.00	$88.11	$68.61	$88.24	$97.75	$102.43
Russell 2000	$100.00	$102.58	$81.57	$120.09	$142.15	$148.61
S&P SmallCap 600	$100.00	$106.54	$90.95	$126.21	$154.79	$166.65
S&P SmallCap Div. Comm. and Prof. Services	$100.00	$106.42	$113.60	$145.40	$166.01	$166.37

HUMAN RESOURCES COMMITTEE REPORT

The Committee.   The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance profitability of Viad and shareholder value.

Overall Objectives.   Our compensation program is designed to align the financial interests of our executives, including executive officers, and key employees with the financial interests of our shareholders. Specific objectives are to:

•       Provide a competitive compensation package including a significant “at risk” component designed to reward extraordinary performance;

•       Attract and retain the best available talent;

•       Motivate executives and key employees to strive to achieve Viad’s long-term and short-term business goals, thereby enhancing shareholder value; and

•       Encourage executives and key employees to participate in the risks of ownership through investment in Viad’s common stock.

Compensation Program.   Each year, the Committee reviews Viad’s executive compensation program. The review is based in part on competitive market values as well as input from a nationally-known independent consulting firm, whose data assists the Committee with assessing the effectiveness of Viad’s executive compensation program and also provides a comparison relative to compensation practices and costs typical among a group of companies in comparable industries in which Viad competes for executive talent.

Viad’s executive compensation program focuses on performance and is designed to relate incentive compensation directly to performance.

Components of Compensation.   Total compensation for our executives includes base salary, annual incentive compensation (cash bonus), long-term performance and retention incentives, and benefits and perquisites. Our incentive plans are designed to link executive compensation to shareholder value, to encourage short-term actions consistent with achievement of long-term growth, to reward measurable performance and to retain executives and build their stock ownership. Long-term incentives for 2005 were provided through varying combinations of stock options, performance-based restricted stock, restricted stock and performance unit grants.

Base Salary.   The Committee evaluates executive base salaries every year. Base salaries represent the fixed portion of the executive compensation package. Salary levels are determined using a combination of factors including competitive levels, the executive’s experience and tenure, Viad’s annual merit budget and the executive’s individual performance.

Annual Incentives.   Under the Management Incentive Plan, executives are eligible for an annual cash bonus based on achieving corporate and operating company performance targets established at the beginning of each year. Awards reflect the extent to which targets for the following performance goals are met or exceeded:

•       Corporate level: Income per share, operating cash flow, revenue and other specified performance measurements including maintaining a strong balance sheet, conducting all operations according to established policies and guidelines and our credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002, and total support and adherence to Viad’s “Always Honest” compliance program.

•       Operating company level: Operating income, operating cash flow, revenue and other specified performance measurements including conducting all operations according to established policies and guidelines and our credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002, total support and adherence to Viad’s “Always Honest” compliance program, and achievement of various strategic objectives.

Target awards for executives are established for each executive by reference to the executive’s base salary. Target awards for executives in 2005 ranged from 40% to 135% of the executive’s base salary, depending on the level of responsibility. Bonus awards at the corporate and operating company levels were established to have a range from no award to a maximum of 175% of target, depending on achievement of goals and discretionary adjustment based on individual performance. The Committee has discretion to increase or decrease the actual awards based on company and individual performance, except in the case of executive officers whose awards may only be decreased.

Awards to executive officers may not exceed a funding limit established with respect to each executive. The limit is currently expressed as a specific dollar amount.

Long-Term Incentives.   Our long-term incentive plans are designed to link executive compensation to stockholder value, to encourage short-term actions consistent with achievement of long-term growth, to reward measurable performance, to retain executives and build their stock ownership. Long-term incentives for 2005 were provided through stock options, performance-based restricted stock, restricted stock and performance unit grants. Each of these long-term incentives is described below.

•       Stock Options.   Stock options provide a long-term incentive for a broad group of our executives and key employees. Stock options are one form of equity compensation intended to encourage and reward effective management that results in long-term financial success and increased shareholder value. In 2005, stock options were granted to management and other key employees for a term of seven years with an exercise price equal to the average of the high and low selling price of our stock on the date of grant. As a result, the options have value only to the extent that the price of our stock increases. Stock options granted in 2005 become exercisable in annual increments of 20% beginning one year after grant date and become fully exercisable after five years from the date of grant. Options granted since 1998 contain forfeiture and non-competition provisions. Stock options were not granted in 2005 to the executive officers named in the Summary Compensation Table.

•       Performance-Based Restricted Stock.   Certain executives, including the executive officers named in the Summary Compensation Table, were awarded performance-based restricted stock in 2005. The performance-based restricted stock awards were designed to focus management’s attention on financial performance in 2005, and to retain the management team. Performance-based restricted stock granted in 2005 vested one-third after the first year and the remaining grant will vest in one-third increments each year on January 1 over the next two years because targets for incentive performance goals established in the year of grant were achieved at target levels for executives (other than an executive who earned only a portion of the award based on achievement of performance goals at less than target levels). Performance goals included income per share (corporate level only), operating income (operating company level only), operating cash flow, revenue and other specified performance measurements including maintaining a strong balance sheet, conducting all operations according to established policies and guidelines and the credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002 and total support and adherence to Viad’s “Always Honest” compliance program.

•       Restricted Stock.   In addition to performance-based restricted stock awarded in 2005, restricted stock, which vests three years from the grant date, was also awarded in 2005 to a limited number of executives, including the executive officers named in the Summary Compensation Table.

•       Performance Units.   The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of our shareholders by tying the value of units awarded to both stock price appreciation during the performance period and to achievement of financial measures that are key factors in increasing shareholder value. Target goals are set at the beginning of the performance period, which is three years in length. Goals at the corporate level are based on income per share, operating cash flow and revenue, while goals for operating companies are based on operating income, operating cash flow and revenue. The Performance Unit Incentive Plan is offered to a limited group of key executives who contribute substantially to the successful performance of Viad or its operating companies, including the executive officers named in the Summary Compensation Table. Performance awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period and the price of Viad’s common stock at the end of the performance period.

Vesting of restricted stock, performance-based restricted stock and performance units is subject generally to continued employment with Viad or its operating companies, except that vesting of shares or units upon expiration of the vesting or performance period will occur if the executive is terminated by Viad for any reason other than for cause or failure to meet performance expectations. In the case of normal or early retirement, there is pro rata vesting upon expiration of the vesting or performance period if the executive retires prior to the end of such period, and full vesting upon expiration of such period if the executive has reached age 60 at the time of retirement and has met certain holding period requirements. In addition, there can be full vesting of restricted stock or performance-based restricted stock, at the discretion of the Human Resources Committee, if such executive retires due to unforeseen hardship or circumstances beyond the executive’s control and such retirement is at least six months after the date of grant.

Forfeiture Provisions for Misconduct.   In order to protect Viad and its operating companies and to help insure the long-term success of the business, annual cash bonuses and awards of stock options, performance-based restricted stock, restricted stock and performance units are subject to forfeiture and reimbursement provisions relating to certain competitive activities following termination of employment and to the following types of misconduct:

•       an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies;

•       an officer or employee was aware of and failed to report an employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies; and

•       an officer or employee acted significantly contrary to the best interests of Viad.

CEO Compensation.   Mr. Bohannon’s total compensation reflects the levels of achievement by Viad in 2005 of income per share, operating cash flow, revenue, balance sheet improvement, his supervision of Viad’s compliance with the Sarbanes-Oxley Act of 2002 and adherence to the “Always Honest” compliance program, and other performance measurements set forth in incentive plans of Viad, which are described above, as well as this Committee’s assessment of his individual performance (including continued success of the MoneyGram spin-off and outstanding financial and balance sheet results in 2005), compensation levels at comparator companies, and our belief that his leadership is of vital importance to Viad and its shareholders.

Mr. Bohannon’s annual base salary was $600,000 for 2005. In addition to his annual salary, Mr. Bohannon also earned a formula-driven cash bonus of $1,417,500 for achievement of Viad’s financial and other targets in 2005 under the Management Incentive Plan. The bonus was paid in March 2006.

In 2005, Mr. Bohannon was granted 47,400 shares of performance-based restricted stock, 35,000 shares of restricted stock, and 63,200 performance units. Performance-based restricted stock granted in 2005 vested one-third in 2006 and the remaining grant will vest in one-third increments each year on January 1 over the next two years because incentive performance targets established in the year of grant were achieved at target levels. A description of restricted stock, performance-based restricted stock, and performance units is provided above.

CEO Employment Agreement.   Viad entered into an employment agreement with Mr. Bohannon in 1998, which was amended and restated in connection with the spin-off of MoneyGram in 2004, and recently amended and restated as of April 1, 2006 to reflect management changes whereby Mr. Bohannon remains as the Chairman of the Board of Directors and turned over his responsibilities as President and Chief Executive Officer to Mr. Dykstra. Terms and provisions of Mr. Bohannon’s agreement are generally described in the “Executive Employment, Severance Agreements and Change of Control Arrangements” section at page 21 below.

Limit on Deductibility of Certain Compensation.   Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction on compensation paid to an executive officer named in the Summary Compensation Table that exceeds one million dollars during the tax year, subject to certain permitted exceptions. To the extent compensation is based upon attaining performance goals set by this Committee, the compensation is not included in computation of the limit. This Committee intends, to the extent possible and where it believes it is in the best interest of Viad and its shareholders, to qualify such compensation as tax deductible. However, it does not intend to permit the provisions of Section 162(m) to erode the effectiveness of Viad’s overall system of compensation policies and practices. The Board submitted performance goals and certain other terms under the Viad Omnibus Incentive Plan for approval at the 1997 and 2002 Annual Meetings of Shareholders, as required to allow certain of the compensation payable under such plan to be eligible for deduction.

Stock Ownership Guidelines.   Stock ownership guidelines have been adopted which call for executives to own a minimum amount of stock on a direct basis, meaning stock of Viad which is at risk in the market and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an individual’s annual salary, depending on salary level.

Conclusion.   The Committee believes that our executive compensation program focuses Viad’s management on building profitability and shareholder value. Base salaries and incentive grants are competitive with those offered at comparator companies, and a significant portion of executive compensation is linked directly to individual and corporate performance.

In 2005, as in previous years, a majority of Viad’s senior executive compensation was at risk and dependent on performance. The Committee will continue to link executive compensation to corporate performance and enhancement of shareholder value.

HUMAN RESOURCES COMMITTEE

Jess Hay, Chairman

Daniel Boggan Jr.

Judith K. Hofer

Albert M. Teplin

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table summarizes the compensation paid for 2003, 2004 and 2005 to the former Chairman, President and Chief Executive Officer (and current Chairman of the Board) and each of the four other most highly compensated executive officers of Viad.

						Long-Term Compensation
		Annual Compensation				Awards		Payouts ($)
Name and Principal Position	Year	Salary		Bonus	Other Annual Comp.[1]	Restricted Stock Awards ($)[2]	Securities Underlying Options (#)[3]	Long-Term Incentive Payouts [4]	All Other Comp.[5]
Robert H. Bohannon	2005	600,000		1,417,500	11,578	920,675	—	3,969,512	42,000
Former Chairman, President and	2004	750,000	[6]	1,004,400	7,333	1,268,750	20,000	837,492	30,000
CEO, Viad Corp (Chairman, Viad Corp, as of April 1, 2006)	2003	900,000		939,600	7,758	1,230,000	25,000	358,391	27,000
Paul B. Dykstra	2005	420,554		125,000	3,948	149,939	—	620,754	73,133
Former President and CEO, GES	2004	402,894		107,900	3,751	253,750	5,475	125,625	34,231
Exposition Services (President and CEO, Viad Corp, as of April 1, 2006)	2003	383,804		422,300	3,646	153,750	6,850	41,577	8,956
Kimbra A. Fracalossi	2005	355,770	[7]	339,200	5,269	131,525	—	678,161	64,898
President and CEO,	2004	374,744		—	4,237	190,313	5,475	125,625	40,896
Exhibitgroup/Giltspur	2003	370,000		256,200	4,372	153,750	6,850	39,434	11,100
Ellen M. Ingersoll.	2005	301,250		290,000	6,754	144,678	—	455,052	40,717
Chief Financial Officer,	2004	286,250		195,200	4,697	253,750	6,000	125,625	127,089
Viad Corp	2003	262,500		167,500	4,150	164,000	7,500	—	6,000
Scott E. Sayre	2005	280,000		245,000	5,973	121,003	—	383,626	90,001
Vice President-General Counsel and	2004	280,000		173,600	4,681	253,750	3,875	74,546	148,267
Secretary, Viad Corp	2003	276,750		160,500	4,507	127,100	4,850	—	8,303

1                        Amounts shown represent reimbursement to executives for payment of taxes on certain items.

2                        Amounts shown represent the fair value, based on closing prices, of Viad common stock on the grant dates of restricted stock awards. Dividends are paid on restricted stock, performance-based restricted stock and performance-driven restricted stock at the same rate and in the same form as paid to other shareholders. At December 31, 2005, the named executive officers held shares of restricted stock, performance-based restricted stock and performance-driven restricted stock having aggregate values as follows:  Mr. Bohannon, 140,107 Viad shares valued at $4,109,338 and 230,832 MoneyGram shares valued at $6,020,099; Mr. Dykstra, 22,820 Viad shares valued at $669,311 and 36,082 MoneyGram shares valued at $941,019; Ms. Fracalossi, 20,425 Viad shares valued at $599,065 and 31,300 MoneyGram shares valued at $816,304; Ms. Ingersoll, 21,216 Viad shares valued at $622,265 and 31,666 MoneyGram shares valued at $825,849; and Mr. Sayre, 18,028 Viad shares valued at $528,761 and 27,316 MoneyGram shares valued at $712,401.

3                        The number of securities underlying options reflects the one-for-four reverse stock split. The exercise prices for the 2003 and 2004 option grants were $20.51 and $25.38, respectively, the average of the high and low selling prices of Viad common stock on the New York Stock Exchange on the grant dates. In connection with the MoneyGram spin-off and the immediately subsequent one-for-four reverse stock split, each option to purchase shares of Viad common stock was converted into an adjusted option to purchase one-fourth the number of shares of Viad common stock as before the spin-off and stock split, and an option to purchase the same number of shares of MoneyGram common stock as before the spin-off. The exercise prices of the Viad and MoneyGram options were calculated so that the two options had a combined intrinsic value equal to the intrinsic value of the Viad option before taking into account the effect of the spin-off. The exercise prices of Viad options granted in 2003 and 2004 were adjusted to $19.57 and $24.22, respectively. The exercise prices of the 2003 and 2004 MoneyGram options are $15.62 and $19.32, respectively.

4                        Long-term incentive payouts in 2005 included the partial vesting of performance-based restricted stock granted in 2003 and 2004, and full vesting of shares of performance-based restricted stock granted in 2002. Long-term incentive payouts in 2004 included the partial vesting of performance-based restricted stock granted in 2003. Long-term incentive payouts in 2003 included the full vesting of performance-based restricted stock granted in 2000.

5                        Special cash awards of $100,000 were granted in 2004 to Ms. Ingersoll and Mr. Sayre for outstanding performance in successfully completing the MoneyGram spin-off. The Board of Directors also approved a lump sum payment of $23,667 to Mr. Dykstra, $25,333 to Ms. Fracalossi, $14,333 to Ms. Ingersoll and $42,667 to Mr. Sayre for the period of July 1, 2004 through December 31, 2004 and a lump sum payment of $47,333 to Mr. Dykstra, $50,667 to Ms. Fracalossi, $28,667 to Ms. Ingersoll, and $85,333 to Mr. Sayre for the period of January 1, 2005 through December 31, 2005 in lieu of the company accruing pension benefits for Schedule B participants of the Supplemental Pension Plan (“SERP”) for such periods in an amount equal to the accrued benefit calculated for that period, plus a tax gross-up. Liability for accrued SERP benefits through June 30, 2004, was transferred to MoneyGram in connection with the spin-off of that company. Remaining amounts represent matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.

6                        Mr. Bohannon’s base annual salary was $900,000 for the first six months of 2004. Following the spin-off of MoneyGram, Mr. Bohannon’s annual salary was reduced to $600,000 effective July 1, 2004.

7                        Ms. Fracalossi’s annual base salary was $370,000 in 2005. The amount shown in the table reflects her decision to participate in a program at Exhibitgroup/Giltspur that allowed employees to voluntarily elect to take vacation time without pay during non-peak periods of the year.

Stock Option Grants in Last Fiscal Year

Options to purchase Viad common stock were not granted in 2005 to the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table lists the number of shares acquired and the value realized as a result of option exercises during 2005 by the executive officers listed in the Summary Compensation Table. The amounts listed in the column relating to the value of unexercised options, unlike the amounts set forth in the column headed “Value Realized,” have not been, and might never be, realized. The underlying options might not be exercised; and actual gains on exercise, if any, will depend on the value of our common stock on the dates of exercise. There can be no assurance that these values will be realized.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable		Value of Unexercised In-the- Money Options at FY-End ($) Exercisable/Unexercisable[1]
Robert H. Bohannon	6,587	115,208	222,339	24,332	1,512,067	163,098
Paul B. Dykstra	5,199	57,392	29,811	6,662	176,983	44,659
Kimbra A. Fracalossi	—	—	44,697	6,662	312,508	44,659
Ellen M. Ingersoll	—	—	9,400	7,299	65,353	48,924
Scott E. Sayre	—	—	27,264	4,716	196,691	31,617

1        The closing price of Viad common stock on December 31, 2005 was $29.33. The information shown reflects options accumulated over periods of up to ten years.

Long-Term Incentive Plan Awards in Last Fiscal Year and Estimated Future Payouts

The following table provides information on grants of performance-based restricted stock and performance units made in 2005 to each of the executive officers named in the Summary Compensation Table.

	Number of Units	Performance Period Until	Estimated Future Payouts Under Non-Stock Based Plans (Number of Shares or Units)
Name	or Shares	Payout	Threshold	Target	Maximum
Performance-Based Restricted Stock[1]
Robert H. Bohannon	47,400	3 years	11,850	47,400	47,400
Paul B. Dykstra	8,100	3 years	2,025	8,100	8,100
Kimbra A. Fracalossi	7,600	3 years	1,900	7,600	7,600
Ellen M. Ingersoll	7,800	3 years	1,950	7,800	7,800
Scott E. Sayre	6,600	3 years	1,650	6,600	6,600
Performance Unit Incentive Plan[2]
Robert H. Bohannon	63,200	3 years	31,600	63,200	126,400
Paul B. Dykstra	10,780	3 years	5,390	10,780	21,560
Kimbra A. Fracalossi	6,230	3 years	3,115	6,230	12,460
Ellen M. Ingersoll	10,440	3 years	5,220	10,440	20,880
Scott E. Sayre	8,800	3 years	4,400	8,800	17,600

1                       The assumed per share value of the performance-based restricted stock award was $26.31, which was the average price of Viad common stock on the date of the grant. One-third of the performance-based restricted stock granted in 2005 vested in 2006 because specific performance goals established in the year of grant were achieved at target levels for executives (other than an executive who earned only a portion of the award based on achievement of performance goals at less than target levels). The payout of the remaining 2005 grant will occur in one-third increments each year on January 1 over the next two years.

2                       The assumed per share value of the performance units awarded was $26.31, which was the average price of Viad common stock on the date of grant. The value of the units for any payment of an award is based on the average daily price of our stock during a ten trading day period following public announcement of annual earnings after the three-year performance period. Payouts of awards are dependent upon achievement of targets established at the beginning of the performance period. Targets at the corporate level are based on income per share, operating cash flow and revenue, while goals for operating companies are based on operating income, operating cash flow and revenue.

Pension Plans

The following table shows estimated annual retirement benefits payable to covered participants for the years of service and compensation level indicated, other than Mr. Bohannon, whose benefits are discussed below. The table assumes retirement at age 65. The benefits are payable under the MoneyGram Pension Plan (formerly the Viad Corp Retirement Income Plan (VCRIP)) and applicable schedules of the Viad Corp Supplemental Pension Plan (SERP). In connection with the spin-off of the payment services business of Viad, MoneyGram assumed all VCRIP and SERP liabilities accrued at the time of spin-off. All benefit accruals under VCRIP ceased as of December 31, 2003; however, certain accruals will continue under the SERP. In general, the compensation covered by these plans is annual salary and bonus compensation (one-half of annual bonus in the case of executive officers other than Mr. Bohannon), as reported in the Summary Compensation Table. Actual benefits will be calculated primarily on the basis of the average of a participant’s last five years of covered compensation prior to retirement and on the basis of the average of a participant’s highest five years of annual bonus.

Credited service ceased to accrue for Schedule B participants of the SERP as of June 30, 2004. Schedule B participants include the executive officers named in the Summary Compensation Table, other than Mr. Bohannon. In lieu of credited service accruals, Viad paid the Schedule B participants of the SERP lump sum payments in amounts equal to the expected accrued benefit for the period July 1, 2004 through December 31, 2006, plus a tax gross-up. See footnote 5 to “Summary Compensation Table,” above.

Pension Plan Table1, 2

	Years of Credited Service[3]
Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years
$200,000	$31,322	$46,983	$62,643	$78,304	$93,965
$250,000	$39,822	$59,733	$79,643	$99,554	$119,465
$300,000	$48,322	$72,483	$96,643	$120,804	$144,965
$400,000	$65,322	$97,983	$130,643	$163,304	$195,965
$500,000	$82,322	$123,483	$164,643	$205,804	$246,965
$600,000	$99,322	$148,983	$198,643	$248,304	$297,965
$750,000	$124,822	$187,233	$249,643	$312,054	$374,465
$1,000,000	$167,322	$250,983	$334,643	$418,304	$501,965
$1,250,000	$209,822	$314,733	$419,643	$524,554	$629,465
$1,500,000	$252,322	$378,483	$504,643	$630,804	$756,965
$1,750,000	$294,822	$442,233	$589,643	$737,054	$884,465
$2,000,000	$337,322	$505,983	$674,643	$843,304	$1,011,965
$2,250,000	$379,822	$569,733	$759,643	$949,554	$1,139,465
$2,500,000	$422,322	$633,483	$844,643	$1,055,804	$1,266,965
$2,750,000	$464,822	$697,233	$929,643	$1,162,054	$1,394,465

1                       The Internal Revenue Code (Code) and the Employee Retirement Income Security Act (ERISA) limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, we had supplemental plans which authorized the payment of benefits calculated under provisions of the retirement plan which are above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plans. MoneyGram assumed supplemental plan liabilities accrued at the time of the spin-off.

2                       Benefits are computed on a single-life annuity basis. The amounts shown are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table. To the extent benefits are subject to any offset amounts, including Social Security, such benefits would reflect those reductions.

3                       The years of credited service for the executive officers named in the Summary Compensation Table, other than Mr. Bohannon were as follows:  Mr. Dykstra, 20 years; Ms. Ingersoll, 2 years; Ms. Fracalossi, 9 years; and Mr. Sayre, 24 years.

Mr. Bohannon will receive pension benefits equal to 52% of average covered compensation if he retires at age 61, and 60% of average covered compensation if he retires at age 65, with retirement benefits to be calculated on a pro rata basis if he retires between the ages of 61 and 65. At March 23, 2006, the estimated annual benefit payable to him upon his retirement at age 65 is $1,229,000. This entire benefit was assumed by MoneyGram in connection with the spin-off of MoneyGram.

Executive Employment, Severance Agreements and Change of Control Arrangements

Employment Agreement.   Mr. Bohannon was employed pursuant to an employment agreement dated June 1, 2004, which was recently amended and restated as of April 1, 2006 in connection with management changes whereby Mr. Bohannon continues as Chairman of the Board of Directors and turned over his responsibilities as President and Chief Executive Officer to Mr. Dykstra. The term of his amended and restated agreement is two years, ending on March 31, 2008.

The agreement provides for an annual salary of $650,000. The agreement also provides that Mr. Bohannon is entitled to participate in all bonus and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad. Further, he is entitled to participate in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad, and in any event not to a lesser extent than before the spin-off of MoneyGram. These benefits include lifetime coverage for himself, his spouse and his dependent children (until the age of 19, or age 25 if a full-time student) under the company’s limited executive medical plan. Payment of awards under the incentive compensation plans is subject to the sole discretion of the Human Resources Committee of the Board. To the extent that Mr. Bohannon’s pay and benefits under these programs are computed in a manner that takes into account annual base salary, his base salary will be deemed to equal 150% of his annual salary. His fringe benefits and perquisites include tax planning and financial counseling services, payment of lunch and country club dues, mobile and cellular phones, an annual physical, a home security system and a company-provided automobile.

The agreement may be terminated by Viad for cause (as defined in the agreement) or at the discretion of the Board. Mr. Bohannon may also terminate the agreement by ordinary retirement upon at least 180 days’ advance written notice. Severance obligations of Viad vary depending on the circumstances of termination.

If his employment were terminated by the Board without cause, Viad would be obligated to provide Mr. Bohannon with the following severance benefits:

•        A lump sum severance payment equal to three times the sum of (1) 150% of his then-current base annual salary and (2) the average of his last three annual bonuses;

•        Vesting of all unvested stock options;

•        Incentive compensation awards would be subject to the terms and conditions of the applicable award agreement;

•        Credit for an additional three years of age for pension purposes;

•        Outplacement services; and

•        Lifetime coverage for him, his spouse and his dependent children (until the age of 19, or age 25 if a full-time student) under the limited executive medical plan.

The award agreements for restricted stock and performance-based restricted stock provide for full ownership of the earned shares of Viad common stock upon lapse of the applicable vesting period in the event of termination from employment without cause. The award agreement for performance units provides for full ownership of earned performance units upon lapse of the performance period.

If Mr. Bohannon’s employment were terminated for cause (as defined in the agreement), Viad would be obligated to pay him an amount equal to 150% of his then-current base annual salary, plus a pro rata annual bonus for the year of termination.

If Mr. Bohannon retires before the end of the term of his employment agreement, Viad will provide him with the following:

•        Annual base salary and accrued annual bonus prorated to the date of retirement;

•        Vesting of all unvested stock options;

•        Incentive compensation awards would be subject to the terms and conditions of the applicable award agreement;

•        All other accrued benefits as of the date of retirement would be paid;

•        Lifetime coverage for him, his spouse and his dependent children (until the age of 19, or age 25 if a full-time student) under the limited executive medical plan;

•        Reimbursement for office expenses while he still requires an executive office and pay for an administrative assistant to him for five years after retirement; and

•        Continue providing an automobile for five years.

In the event of retirement, the restricted stock, performance-based restricted stock and performance unit agreements provide for full ownership of the earned shares of Viad common stock or earned performance units upon lapse of the applicable vesting period. The stock option agreements provide that the option rights (as they exist on the day of retirement) may be exercised, subject to the non-compete and forfeiture provisions, within a period of five years after the retirement date or before the expiration of the options, whichever occurs first.

If there is a change of control, the terms of Mr. Bohannon’s severance agreement, described below, will control to the extent they provide better benefits.

Mr. Bohannon has agreed not to compete with Viad for a three-year period following an early termination of his employment or ordinary retirement.

When Mr. Bohannon’s employment agreement ends on March 31, 2008, he will be named Chairman Emeritus and be retained as a consultant to Viad for a period of five years. During the five-year term as a consultant, Mr. Bohannon will be paid an annual consulting fee of $300,000 in 2008; $200,000 in 2009; and $125,000 in years 2010 through 2012. His consulting agreement will be subject to such other terms and conditions as are contained in the then-standard consulting agreement of Viad.

Severance Agreement.   The agreement provides that if the employment of Mr. Bohannon is terminated for any reason (other than because of a voluntary termination by Mr. Bohannon during the first six months, or his death, disability, or normal retirement) within 18 months after a change of control of Viad (as defined in the severance agreement), he will receive severance compensation, including a lump sum cash payment of three times the sum of the following:

•        His highest annual salary;

•        His largest cash bonus under the Management Incentive Plan for any of the preceding four years or, if greater, his target bonus for the fiscal year in which the change of control occurs; and

•        His largest cash bonus under the Performance Unit Incentive Plan for any of the preceding four years or, if greater, the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the preceding four years, or the aggregate value at the time of grant of the target shares awarded to him under the performance-related restricted stock programs for the fiscal year in which the change of control occurs.

Mr. Bohannon will also receive continuation of his life insurance, fringe and certain health benefits for three years, and he and his spouse will be provided lifetime coverage under the limited executive medical plan, and his dependent children will receive coverage under such plan until the age of 19, or age 25 if the child is a full-time student. The agreement also provides a tax gross-up feature to make him whole for any excise taxes on payments made to him in connection with a change of control. Payments are reduced by other severance benefits paid by Viad, but would not be offset by any other amounts. Viad is also obligated to pay Mr. Bohannon’s legal fees incurred in any litigation relating to the agreement.

Change of Control Arrangements.   Viad’s Executive Severance Plan provides each of its named executive officers (other than Mr. Bohannon, whose arrangement is described above) with severance benefits if the executive’s employment is terminated by Viad without cause, or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change of control of Viad. In this event, the executive would receive lump sum severance compensation equal to a multiple of the following sum:

•        The executive’s highest annual salary;

•        The executive’s largest cash bonus under the Management Incentive Plan for any of the preceding four years or, if greater, his or her target bonus for the fiscal year in which the change of control occurs; and

•        The executive’s largest cash bonus under the Performance Unit Incentive Plan for any of the preceding four years or, if greater, the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the preceding four years, or the aggregate value at the time of grant of the target shares awarded to the executive under the performance-related restricted stock programs for the fiscal year in which the change of control occurs.

The multiple will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change of control and the denominator of which is 36.

The multiple will be two if the executive voluntarily terminates employment other than for good reason or retirement during the 30-day period beginning on the first anniversary of the change of control. In either case, the executive will also receive continued welfare benefits coverage for the period of severance benefits, an additional pension benefit as if he or she continued to work for the same period, and outplacement benefits. In no event will an executive’s severance under this plan be less than the severance he or she would receive under the applicable regular severance plan of Viad. The plan also provides a tax gross-up feature to make the executive whole for any excise taxes on change of control payments, and for payment of any legal fees incurred by the executive to enforce his or her rights under the plan.

Several of our compensation plans and programs contain provisions for enhanced benefits upon a change of control of Viad. These enhanced benefits include immediate vesting of stock options, restricted stock, and performance-based restricted stock, and the ability to surrender options for cash. In addition, a pro rata portion of the annual cash bonuses payable under the Management Incentive Plan would become immediately payable, calculated on the basis of achievement of performance goals through the date of the change of control, and a cash payment pursuant to the Performance Unit Incentive Plan would become payable, calculated as if each of the pre-defined targets were met at 100%, and prorated from the date of the grant to the date of the change of control. The Viad Corp Supplemental Pension Plan provides for accelerated vesting and payment of benefits to the executive officers named in the Summary Compensation Table, unless the credit rating of the acquiring entity meets certain thresholds.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2005, with respect to shares of Viad common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 1997 Viad Corp Omnibus Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price ($) of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[1]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,227,380	23.87	1,762,267
Equity compensation plans not approved by security holders	—	—	—
Total	1,227,380	23.87	1,762,267

1                       The number of shares available for grant under the 1997 Viad Corp Omnibus Incentive Plan in each calendar year is equal to two percent of the total number of shares of common stock outstanding as of the first day of each year. Any shares available for grant in a particular calendar year which are not granted in such year are added to the shares available for grant in any subsequent calendar year.

PROPOSAL 2: RATIFICATION OF VIAD’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants (independent auditors) for 2006, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the meeting:

RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2006 is hereby ratified.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the New York Stock Exchange and the charter of the Audit Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and Board would take if shareholders do not approve the appointment.

Viad anticipates that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

The Board recommends that you vote “FOR” the ratification of the appointment of
Deloitte & Touche LLP as Viad’s independent registered public accountants for 2006.

INFORMATION REGARDING VIAD’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees and Services of Independent Registered Public Accountants

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) for professional services rendered for the fiscal years ended December 31, 2004 and 2005.

Fee Category	2004 Fees ($)	2005 Fees ($)
Audit Fees[1]	2,155,500	2,028,800
Audit-Related Fees[2]	305,000	164,700
Tax Fees[3]	127,000	116,800
All Other Fees[4]	—	—
Total Fees	2,587,500	2,310,300

1                       Audit Fees.   Consists of fees billed for professional services rendered for the audits of Viad’s financial statements for the fiscal years ended December 31, 2004 and 2005, and for review of the financial statements included in Viad’s Quarterly Reports on Form 10-Q for those fiscal years. Fees in 2004 and 2005 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2                       Audit-Related Fees.   Consists of fees billed for services rendered to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation, ad hoc fees for consultation on financial accounting and reporting standards, and in the case of the fiscal year ended December 31, 2004, audit and review services in connection with the spin-off of MoneyGram.

3                       Tax Fees.   Consists of fees billed for services rendered to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

4                       All Other Fees.   Consists of fees billed for all other services rendered to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2004 and 2005.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.

Pre-Approval of Services of Independent Registered Public Accountants

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.

During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount approved in the annual service plan approved by the Audit Committee. The Audit Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Audit Committee may give such pre-approval in writing on behalf of the Audit Committee. The Chairman reviews his pre-approvals with the full Audit Committee not later than at the committee’s next meeting.

The Audit Committee’s approval of proposed services and fees are noted in the meeting minutes of the Audit Committee and/or by signature on behalf of the Audit Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and management is required to report whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Audit Committee.

Non-Audit Services of Independent Registered Public Accountants

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.

VOTING PROCEDURES/REVOKING YOUR PROXY

Voting Procedures

Directors must receive a plurality of the shares present and voting in person or by proxy, in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters other than the election of directors submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

If you are a participant in a 401(k) plan of Viad or one of its subsidiaries and/or the Viad Corp Employees’ Stock Ownership Plan and Trust (ESOP), your proxy will serve as a voting instruction to the respective Trustee. In a 401(k) plan or in the ESOP, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned signed proxy will be voted as noted on page 1 above.

Revoking Your Proxy

Proxies may be revoked if you:

•        Deliver a signed, written revocation letter, dated later than the proxy, to Scott E. Sayre, Vice President-General Counsel and Secretary, at our Phoenix address listed on page 1 above.

•        Deliver a signed proxy, dated later than the first one, to Viad Corp; c/o Shareowner Services; P.O. Box 64873; St. Paul, Minnesota 55164-0873.

•        Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Solicitation of Proxies

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but regular employees of Viad may solicit proxies personally, by telephone or otherwise. Viad has retained Wells Fargo Bank, N.A. to assist it in connection with the solicitation at an estimated fee of $1,500, plus out-of-pocket expenses. Viad will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS,
DIRECTOR NOMINATIONS AND OTHER INFORMATION

From time to time shareholders present proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2007 Annual Meeting of Shareholders no later than December 6, 2006, for possible inclusion in the proxy statement, or between January 16 and February 15, 2007, for possible consideration at the meeting, which is expected to be held on Tuesday, May 15, 2007. Proposals, director nominations, or related questions should be directed in writing to the undersigned at the address listed on page 1 above.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of Viad’s 2005 Annual Report filed with the Securities and Exchange Commission is enclosed herewith. You may also obtain our other SEC filings and certain other information concerning Viad through the internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors

SCOTT E. SAYRE

Vice President-General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Annex A

Charter of Audit Committee

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring: (1) the integrity of the financial statements of the Corporation, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent auditors, and (4) the compliance by the Corporation with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements, including financial literacy, of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. The Corporation shall make such determinations and disclosures with respect to the members of the Audit Committee as are required by law or stock exchange regulation.

Members of the Audit Committee should evaluate carefully the existing demands on their time before agreeing to serve on additional public company boards, and should advise the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee in advance of accepting an invitation to serve on another public company board.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Audit Committee members may be replaced by the Board following a vote of the independent directors.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than four times per year. The Audit Committee shall meet periodically with management (including the chief financial officer and chief accounting officer), the internal auditors and the independent auditor in separate executive sessions, and shall engage in separate interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report.

The Audit Committee shall preapprove all auditing services, internal control-related services and permitted non-audit services (including terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee shall at least annually review with the independent auditor and management the fee estimate for the independent auditor’s annual service plan. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.                Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

2.                Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis.

3.                Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles.

4.                Review and discuss with management and the independent auditor any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.                Review and discuss quarterly with the independent auditors:

(a)           Critical accounting policies and practices.

(b)          Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)           Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.                Review and discuss with management (including the senior internal audit executive) and the independent auditor the Corporation’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Corporation’s Form 10-K.

7.                Discuss with management and the independent auditor the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and discuss with management the Corporation’s financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.                Discuss with management and the independent auditor the effect of regulatory and accounting initiatives and any off-balance sheet structures, and the independent auditor’s views on the Corporation’s accounting principles and the underlying management estimates for significant accruals and reserves reflected in the Corporation’s financial statements.

9.                Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

10.         Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and quarterly review procedures, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.         Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Oversight of the Corporation’s Relationship with the Independent Auditor

12.         Review and evaluate the lead partner of the independent auditor team.

13.         Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, or by any Public Company Accounting Oversight Board review of the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14.         Ensure the rotation of the audit partners and other engagement team members to the extent required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.         Establish policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

16.         Discuss with the independent auditor all issues on which the auditor’s national office was consulted and all material accounting issues on which the auditor consulted with any individual or a group not a part of the engagement team.

17.         Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation’s Internal Audit Function

18.         Review any process of appointment and/or replacement of the senior internal auditing executive.

19.         Discuss with the senior internal auditing executive, as well as the independent auditor and management, the responsibilities, budget, staffing, planned scope of work and performance of the internal audit department.

20.         Review the report of the internal auditing department activities, including significant audits, findings and recommendations provided to the Audit Committee.

Compliance Oversight Responsibilities

21.         Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated (relating to auditor disclosure to the Audit Committee of corporate fraud or other illegal acts).

22.         Review with management, including the Corporation’s General Counsel and the Corporation’s senior internal auditing executive, and with the independent auditor, the status of the Corporation’s subsidiaries or operating companies’ conformity with applicable legal requirements and the Corporation’s compliance program.

23.         Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s compliance program and with the Corporation’s Code of Ethics.

24.         Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.         Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

26.         Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Annex B

Categorical Standards for Determining Independence of Directors

1.                Employees of Corporation.   No director who is employed by, or whose immediate family member is an executive officer of, the Corporation or its affiliates will be considered independent until five years after the end of such employment relationship.

2.                Employees of Auditors.   No director who, or whose immediate family member, is employed by or affiliated with the Corporation’s independent auditor will be considered independent until five years after the end of such affiliation or employment.

3.                Compensation.   No director who, or whose immediate family member, is an executive officer of the Corporation or its affiliates, receives more than $60,000 per year in direct compensation from the Corporation or its affiliates (other than director and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) will be considered independent until five years after he or she ceases to receive more than $60,000 per year in such compensation.

4.                Interlocking Relationships.   No director who, or whose immediate family member, has an interlocking relationship, as defined by the rules of the Securities and Exchange Commission, between any member of the Corporation’s Human Resources Committee or Corporate Governance and Nominating Committee and any executive officer of the Corporation will be considered independent until five years after the end of the relationship.

5.                Voting Power.   No director who directly or indirectly, through any contract, arrangement, understanding, family or business relationship or otherwise, has or shares beneficial ownership of more than 10% of any class of voting equity securities of the Corporation will be considered independent.

6.                Independence of Audit Committee Members.   No director who serves as a member of the Audit Committee of the Corporation’s Board of Directors will be considered independent if (a) he or she accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or its affiliates (other than director and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); or (b) is an affiliated person of the Corporation or its affiliates.

7.                Commercial or Charitable Relationships.   The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(a)           if the director is an executive officer or employee, or whose immediate family member is an executive officer, of another company that does business with the Corporation and/or its affiliates and the annual sales to, or purchases from, the Corporation and/or its affiliates are less than the greater of $1.0 million or 1% of the other company’s annual consolidated gross revenues;

(b)          if the director is an executive officer of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company that he or she serves as an executive officer; or

(c)           if the director serves as an officer, director or trustee of a charitable organization, and the Corporation’s annual charitable contributions to the organization are less than the greater of $200,000 or 1% of that organization’s total annual charitable receipts. (The Corporation’s automatic matching of director charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose.)

Whether directors meet these categorical independence tests will be reviewed annually by the Board. For relationships not covered by the standards in paragraph 7 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the categorical standards set forth above.

B-1

VIAD CORP

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 16, 2006

9:00 a.m. Mountain Standard Time

The Ritz-Carlton Phoenix – Ballroom
2401 East Camelback Road
Phoenix, Arizona 85016

VIAD CORP 1850 North Central Avenue, Suite 800 Phoenix, Arizona 85004-4545	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Robert H. Bohannon and Jess Hay, and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

It is important that you vote, sign and return your proxy as soon as possible, whether or not you plan on attending the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK « « « EASY « « « IMMEDIATE
•				Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. Central Time on Monday, May 15, 2006.
•				Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available.
•				Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/vvi — QUICK « « « EASY « « « IMMEDIATE
•				Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. Central Time on Monday, May 15, 2006.
•				Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available.
•				Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Viad Corp, c/o Shareowner ServicesTM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Daniel Boggan Jr.	☐	Vote FOR	☐	Vote WITHHELD
		02 Robert H. Bohannon		all nominees		from all nominees
		03 Robert E. Munzenrider		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2006.		☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box	☐		Date ___________________________________________
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.